Exhibit 99.2

Second Quarter 2005

Conference Call Remarks

May 4, 2005

7:30 a.m. CT

Jennifer Rice, Investor Relations

Good morning and thank you for joining us.

On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO.

Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our 2002, IPO-related grant of restricted stock to employees.

We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to GAAP.

And given that this is only the second quarter that our results include the operations of Exult, we will also discuss comparisons in terms of 2004 pro forma results. 2004 Pro forma results include Exult in the prior year to provide a greater degree of comparability. This will be consistent with the SEC’s definition of pro forma results that will be included in our periodic filings to reflect the Exult combination. We maintain a slide on our Web site which gives the breakdown of our fiscal 2004 pro forma results by quarter. It is located in the presentation section within the Investor Relations section of the Web site.

In addition, on this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question, out of courtesy to others.

Now I’ll turn it over to Dale.

Dale Gifford, Chairman and CEO

Thank you, Jennifer, and good morning, everyone. Thank you for joining us this morning to review our second quarter results and outlook for the remainder of the year. After my remarks, Dan DeCanniere will provide more detail on our financial statements and then we’ll conclude with Q&A.

Before I discuss the results of the quarter, I first want to comment on the developments that have occurred in the competitive landscape over the last few weeks. We are not at all surprised by continued market consolidation and believe that this was accelerated by our success in winning new HR BPO business since our combination with Exult. The momentum and the leadership position we have created in this BPO marketplace is very strong and helps to prove that HR content expertise is important. As a result, our competitors had extra motivation to try to acquire some of that expertise themselves.

As I reflect back on the questions that I’ve most frequently been asked by investors and analysts over the last couple of years, one common theme has been whether the market for HR BPO services would really gain traction and then, if so, would Hewitt be a leader in this growing market.

There is now compelling evidence that there is, in fact, a strong and growing market for HR BPO services, and also evidence that Hewitt Associates, with more than a 30% share of this market, is a strong leader. In the last few months, we have clearly become the firm others are chasing in HR BPO arena.

In addition to being the market leader we have also become the primary market shaper. And we are continuing to find ways to evolve and further differentiate our offering. As one example, we have just reorganized our client and account structure by industry so we can better provide unique solutions for industry-specific HR needs of our clients.

The most important and appropriate HR BPO question that most of you are now focused on is can we deliver significantly stronger financial results while continuing to add clients and revenues. Our answer is that we are very confident we can create a growing and profitable HR BPO business. And we will prove this over the next couple of years—one quarter at a time.

We have been in this stage of the service development life cycle and the corresponding profitability curve before with the successful build-out of our benefits outsourcing business in the mid-to-late 1990’s. And, even more importantly, as we shared last quarter, when we look at our more seasoned HR BPO contracts—or the group that falls into the contract “year 3 or later” category, in terms of direct revenues and services, they are producing margins in the low double digits, and are on track to reach high-teens or low 20% contribution margins at maturity as expected. Some of the contracts in this category were deals that were signed when Exult was just starting its HR BPO business, so we have strong expectations that the new contracts we’ve recently signed should perform to even higher levels as they mature.

These margin levels are possible for us to achieve due to the operating standards that we apply – such as common tools, streamlined processes, superior HR technology—designed to scale for multiple clients, global sourcing capabilities and our shared services. Our infrastructure and our HR domain expertise enable us to provide services much more effectively and efficiently than our clients are able to do on their own.

So as this business continues to grow and mature, we will provide data that helps you to see the progress we are making on successfully ramping and meeting our profitability targets for these contracts and for the business as a whole.

Now, I will turn to the results of our second quarter.

First, some of the headlines from the quarter on a pro forma basis, which is what we believe to be the most meaningful comparison given the merger with Exult: pro forma net revenues increased 7%, with Outsourcing revenues increasing 8%, and Consulting revenues increasing 4%. After adjusting for the effects of 2004 acquisitions and currency changes, total Company pro forma revenues increased 5%, with Outsourcing revenues increasing 6%, and Consulting revenues increasing 2%. Operating income grew 2% over the pro forma prior-year quarter, and resulted in a total Company operating margin of 7.0%, versus 7.3% in the prior-year period. And, pro forma net income grew 6%. In addition to integration and retention costs as well as synergies, our results this quarter include a non-cash charge for the impairment of customer relationship intangible assets of approximately $10 million, and lower provisions for incentive compensation costs of $35 million, including reversal of $12 million accrued last quarter.

The quarter was very mixed, with disappointing results in a number of areas, including some one-time events, but with continued strong HR BPO sales and improving results in other areas. For example, we continued to see fewer opportunities in standalone benefits outsourcing. But at the same time, we continued to make great progress establishing Hewitt as the market leader in HR BPO, signing three new large clients—PepsiCo, and two additional clients whose names have not yet been disclosed publicly. These are in addition to Marriott and Thomson, which we reported last quarter, that were signed in early February. We continue to be pleased with both the quantity and the quality of the deals that we’re winning and that are in our pipeline.

It is very clear that the marketplace is changing beyond standalone benefits outsourcing, which has been the major driver of our revenue and income growth over the past several years, to broader HR BPO deals. More and more of our benefits outsourcing growth is now being driven by new HR BPO clients, with the vast majority of our HR BPO contracts including benefits and including payroll services.

Importantly, we feel that today we are better positioned to serve new benefit outsourcing clients, to provide excellent service to our existing clients, and to succeed in renewals because of our exceptional HR BPO capability.

On a pro forma basis, Outsourcing margins were significantly lower in the quarter—which I’ll discuss in a moment.

Consulting revenues were up year over year, but somewhat less than we had expected. We believe that the slight decline experienced in the Consulting business over the past couple of years (on an organic, constant currency basis) has now stabilized and begun to turn upward, and we do expect a much stronger second half of the year due to a very solid pipeline of work.

Turning to some metrics for our Outsourcing business…As of the end of the second quarter, we were providing HR BPO services to 23 clients, covering roughly 801,000 employees. We have 9 clients in backlog that will come online over the next 4 quarters, bringing us to a total of over 30 HR BPO clients.

At the end of the quarter we were serving more than 19.0 million Benefits participants, an increase of 6% over the prior-year quarter. Included in that number are Benefits participants that are managed and serviced as part of broader HR BPO contracts.

In terms of our backlog and pipeline, at the time of the first quarter announcement we reported total outsourcing backlog of roughly $180 million of annualized revenue—defined as companies who have signed a contract or a letter of intent but are not yet producing revenues—and a pipeline of approximately $225 million of annualized revenue. In the second quarter, we were able to convert more than $55 million of annualized revenue from the pipeline into the backlog. Today, we have nearly $150 million of annualized revenue in backlog—of which about 80% is related to HR BPO services, with the remainder related to stand-alone benefits services.

In terms of pipeline, which we define as companies to which we have submitted a formal proposal, we now have nearly $290 million of annualized revenues in the pipeline – of which 70% is related to HR BPO with the remainder from stand-alone Benefits services.

In terms of Outsourcing margins, they were down on a pro forma basis, due to a number of factors. First, we did incur $10 million of charges related to the termination of two acquired client contracts (both as a result of merger activity). In addition, but as expected, margins were down due to mix. As our Outsourcing mix shifts to a higher proportion of HR BPO revenue, it has a negative impact on the overall margin percentages of the segment because initially we will have a larger number of HR BPO client contracts that are in the very early stages, and therefore, are either lower margin or at an unprofitable point in their life cycle. However, as the average age of our HR BPO portfolio increases, this will improve our margins over current levels. Margins were also lower in our benefits outsourcing business due to the planned re-pricing of some older contracts to current market prices, service mix, and as a result of some higher client service delivery costs. These factors were partially offset by the lower provision for annual incentive compensation in the quarter in the Outsourcing segment.

The higher client service delivery costs reflect a number of items, including an accelerated rollout of our global sourcing capabilities, as well as some additional development of newer benefits-related service offerings.

We expect the negative impact of these two items to continue in the second half of the year, but they will produce significant cost benefits over the longer term. I’ll say more about global sourcing in a minute.

With respect to integrating Exult into our operations, we continued to make great progress this past quarter. In the quarter we captured $6 million of synergy cost savings, bringing us to $11 million year-to-date, putting us on track to reach our targeted $25 million of synergy savings by the end of the year. During the first six months we have done a lot of the heavy lifting – in terms of consolidating facilities and integrating systems. The remaining aspects of the integration are less complicated, but will continue to drive dollar savings. Overall we feel quite confident about achieving our synergy targets.

Now, turning to our outlook for Outsourcing for the rest of 2005.

As a result of a slightly lower first half of the year, less projected one-time project work, and later timing of HR BPO revenues, we now forecast Outsourcing revenue growth of 43% to 44% on a reported basis, or 8% to 9% on a pro forma basis. In terms of Outsourcing margins, we are now forecasting them to be around 13%—which is below our previous guidance. Lower margins are being driven by the $10 million charge for write-off of intangible assets, less project revenue, as well as the higher client service delivery costs. These factors will be offset in part by lower annual incentive compensation provisions.

In addition to projecting lower annual incentive compensation because we’re falling short of the financial targets we set for ourselves going into the year, we also have a number of initiatives underway to reduce our cost structure, giving us confidence that we will be able to meet these targets, better position us for next year, and enable us to continue to be cost competitive in the marketplace.

For example, I mentioned earlier the realignment of our sales and client management group to be more structured around industries. This realignment was part of a much broader reorganization internally, through which we have embedded our sales and client relationship associates into our Outsourcing and Consulting groups. This will not only create greater accountability within our organization, but will also result in a more focused and streamlined sales and accounts team.

Related to this, and some other smaller reductions, we will incur approximately $15 million of restructuring charges this year for severance, of which approximately $2 million was incurred in the second quarter. More than $10 million will be incurred in the third quarter, with the remainder in the fourth quarter. We expect to realize compensation cost savings of approximately $20 million—on an annualized basis from these actions.

We also continue to aggressively make progress on our global sourcing strategy. We are on track to achieve our goal of having about 2,500 associates in India by the end of this fiscal year, who are performing work on behalf of our North American-based clients and our internally-based shared service practices. This is double where we ended fiscal 2004. We continue to find marketplace support for moving technical systems work, routine processing and back office activities overseas. So our goal for fiscal 2006 is to nearly double again the size of our operations in lower cost countries, to close to 5,000 associates. We are also opening a center in Poland to serve our European HR Outsourcing clients and perform some of our internal shared services work.

On another front, we are ramping up the implementation of our Six Sigma quality program, which was a capability that we acquired with Exult.

These are just some examples of action steps we are taking that give me confidence in our ability to achieve our near-term financial targets, and to succeed over the long-term in this dynamic market.

Let me now turn to our Consulting business. Consulting segment revenues increased 4% on a reported basis, and on an organic, constant currency basis increased 2%. On this latter basis, Retirement plan consulting reported mid-single digit revenue growth, Health Management and All Other Consulting revenues declined in the low single digits.

In the second quarter, Consulting operating margins, while increasing to 23.2% compared to 18.9% in the prior-year pro forma quarter, improved only as a result of recording lower incentive compensation expense in the current year, of about $14 million. Excluding the effects of lower incentive compensation, consulting margins would have declined in the quarter as a result of higher compensation expenses without an offsetting increase in pricing.

For the full year, we now expect Consulting revenues to grow at the high end of our 4-to-8% range. We are expecting a much stronger second half of the year—with the pick up coming across the board. We are confident in our ability to achieve this based on a very strong backlog and pipeline of work in areas like our talent-related consulting. We expect our European business, which has had a strong first half of the year, will continue to perform well. In addition, relative to last year, there has been a shift in the timing of when we are performing some of our consulting work – more toward the back half of the year, and a similar shift in the timing of when revenue is being recognized as a result of having more fixed fee work versus time and material work.

As a result of the stronger anticipated back half of the year, putting us at the high end of the Consulting range, and as a result of lower projected annual incentive compensation, we now expect Consulting margins to be slightly north of 20%.

In addition to the organizational realignment that I referred to earlier, there are a few other initiatives in process specific to consulting which will improve our financials and help us to remain competitive. For example, within our retirement plan consulting business we are converting to new, more efficient software and processes for actuarial valuations and reporting. We are realigning our team structure—particularly in the U.K. where the retirement plan industry has been changing quickly—to become more streamlined and efficient.

So, while the components for achieving our total Company revenue and earnings forecast have changed, the total forecast remains unchanged. That is, we expect total Company fiscal 2005 revenue growth at the low end of 31%—35%, or approximately 9%—11% on a pro forma basis. However, including the $15 million of severance charges and $10 million of impairment charges, we now expect core operating margins to be about 9% and core earnings to fall at the low end of our $145 and $150 million range.

For the third quarter, we are forecasting total company revenue growth of approximately 30-to-33%, or about 7-to-10% on a pro forma basis. And core earnings of about $32-to-$36 million. This includes about $10 million of severance charges. We expect lower Outsourcing margins to be offset by improvements in Consulting margins, and margins in both segments to be favorably impacted by lower incentive compensation expenses because these projected results are still lower than our internal targets going into this fiscal year.

I believe the great deal of important strategic work we have done over the past three years to reshape Hewitt Associates and to broaden our service offerings and deepen our global footprint, has properly positioned us to be able to capitalize on the great growth opportunity that we see. We have been very focused on establishing market leadership in the emerging HR BPO industry, and we have an enviable portfolio of capabilities and clients.

This work has included acquisitions in selected service areas which have tempered our current results, but which we believe position Hewitt for strong future returns for our clients, investors and associates. We have a clear vision of where our business can go. While the focus over the past three years has been more on putting all of the strategic pieces together, our strong focus now and going forward will be on executing this broader strategy.

With that, I am going to turn the call over to Dan so he can walk you through our results in more detail.

Dan DeCanniere, Chief Financial Officer

Thank you, Dale. I’ll give a bit more detail on our results for the quarter. My comments will focus on the Company’s results on a pro forma basis – comparing reported current-year results to pro forma results for the prior year – to allow for more meaningful comparisons.

Beginning with the details of our income statement, and with the compensation and related expense line item. On a pro forma basis, Compensation and related expenses increased slightly, about 4 percent, but declined as a percentage of revenues by about 160 basis points to 58.2% versus 59.8%. The decrease as a percentage of revenues was largely the result of lower provisions for incentive compensation expense in the current year of about $35 million, including reversal of $12 million accrued last quarter. The lower percent of revenues is also driven by a higher proportion of third-party revenues, and the costs of those third-party services are reported in other operating expenses.

Other operating expenses, which include technology, occupancy, and related direct client service costs, increased 12%, and as a percentage of revenues increased to 27.8% from 26.4%. The increase was driven by higher outside vendor or third party expenses for services we provide to our clients – which was also reflected in higher Outsourcing revenues related to third party vendors.

SG&A expenses increased 19%, and to 6.4% of revenues versus 5.8% in the prior-year pro forma quarter. The increase is the result of the $10 million charge for the impairment of customer relationship intangible assets, related to the early termination of two client contracts, which Dale mentioned earlier. Excluding this, SG&A expenses as a percentage of revenues actually declined to 5.0%, reflecting lower professional fees in the current year.

In total, operating income increased modestly, by 2%, as lower incentive compensation expense of $35 million offset increases in other operating expenses and SG&A. As a percentage of revenues, operating income declined modestly to 7.0% versus 7.3% in the year-ago pro forma quarter.

Turning to core operating income, which excludes the expense for the one-time IPO-related grant of restricted stock, it increased 1%, to $53 million, compared to a comparable $52.3 million in the prior-year pro forma quarter. Core operating income included $5 million of expense related to the amortization of Exult acquisition-related intangibles, $6 million of synergies realized in connection with the merger, and acquisition-related integration and retention costs of $5 million. On this basis, core operating margin decreased to 7.6%, from a comparable 8.0% in the prior-year pro forma quarter. The decline was primarily due to lower Outsourcing margins, resulting from the addition of more HR BPO work to the mix, as well as the factors Dale discussed earlier. The decline was partially mitigated by lower incentive compensation expense in the quarter.

Turning to cash flow—cash flow from operations was $109 million for the six months compared to $93 million in the prior-year period. Free cash flow was $41 million, which compared to $49 million in the six month period of 2004. The decrease was primarily due to a higher annual incentive payout in fiscal 2005 for the 2004 fiscal year. Also impacting the change in free cash flow were increased capital expenditures, capitalized software costs and client set up costs associated with the growth of our HR BPO business. We have noted in the past that the client set-up costs were generally about 3-5% of total contract revenues. We have seen this average out recently more at the high end of that range. As a percentage of direct revenues only, this equates to about high-single-digits. The drivers of lower cash flow were partially offset by increased cash collections during the 2005 period. As a result of lower earnings and higher investments, we currently expect free cash flow for fiscal 2005 to be between about $125 and $135 million.

Capital expenditures were $34 million in the quarter, and $67 million for the six-months. This is comprised of property and equipment and software, which is part of the other assets line on the statement of cash flows. For the year, we now expect capital expenditures of about $170. This is higher than our original expectations as a result of a new facility to replace space that will be released as part of one of the client terminations, as well as some additional capacity to support our annual enrollment activities. These expenditures are primarily driven by the growth in our HR BPO business, as we scale to service profitable new future revenue streams.

Our cash and short-term investments balances remain quite strong, at more than $134 million, even after nearly $370 million of share repurchases year-to-date. And achieving our free cash flow projections will add significantly to our position.

Turning to share repurchases, during the second quarter, in a modified “Dutch Auction” tender offer, we repurchased 10.3 million shares at $29.00, for a total of $300 million, which completed our authorization. In addition, as part of our previous authorization, in the quarter we purchased 0.7 million Class A shares for a total of $22 million, for a total of 11 million shares in the quarter, or $322 million.

With the 1.7 million shares repurchased during our fiscal first quarter, our total repurchases for the year were 12.7 million shares, thereby reducing our share count going forward by more than 10%.

And finally, in March, FORE Holdings released transfer restrictions on another 10.3 million Class B and C shares for the April through June time period. This latest release, in addition to the release of more than 15 million shares between October and March, has dramatically reduced the number of shares that are subject to lock-up expirations at the end of June. We believe the combination of the gradual release of restrictions, the share repurchases and tender offer have been very effective in meeting the liquidity needs of the former owners, and therefore feel comfortable with how we have managed toward lock-up expiration. The number of shares that were subject to the June 27th release have been reduced from more than 50 million to approximately 27 million shares.

That concludes my prepared remarks, so at this time I’ll ask the operator to begin the Question and Answer period. Operator…

Dale Gifford:

In conclusion, once again I want to reiterate our management team’s confidence about the long-term prospects for our business. We have the most comprehensive, flexible service offering available in the market today, and we remain confident in our competitive position. And we continue to help our clients achieve their objectives. I thank you for joining us today.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in the Company’s most recent form 10-K and most recent prospectus filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).

Pro Forma Information Combining Hewitt and Exult for Fiscal 2004

The unaudited pro forma combined income statements and supplemental segment information present illustrative combined unaudited statements of operations of Hewitt Associates, Inc. (“Hewitt” or the “Company”) and Exult, Inc. (“Exult”), giving effect to the merger as if it had been completed on October 1, 2003, the beginning of Hewitt’s fiscal year 2004. The unaudited pro forma combined income statements combine the historical financial results of Hewitt and Exult. The unaudited pro forma income statement has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Hewitt and Exult. The unaudited pro forma combined financial information shows the impact of the merger with Exult on Hewitt’s historical results of operations applying the purchase method of accounting.

The unaudited pro forma combined income statements are presented for illustrative purposes only and are not indicative of the results of operations that might have occurred had the merger actually taken place as of the dates specified, or that may be expected to occur in the future. They do not assume any benefits from cost savings or synergies and they do not reflect any integration costs that the combined company realized or incurred after the merger. The unaudited pro forma combined income statements do reflect the estimated effect of Exult’s adoption of Hewitt’s accounting policy of recognizing revenue based upon delivery of services.

For a more detailed description of Hewitt’s and Exult’s revenue recognition policies, please refer to the historical consolidated financial statements and the related notes of Hewitt and Exult.

Hewitt Associates, Inc.

Pro Forma Combined Income Statements (Hewitt Associates, Inc. and Exult, Inc.)

Fiscal Quarters and Fiscal Year Ended September 30, 2004

Amounts in millions, except per share amounts

(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2004
Revenues:
Revenues before reimbursements	$641.9	$651.7	$670.0	$698.7	$2,662.3
Reimbursements	18.7	13.2	11.9	13.7	57.5

Total revenues	$660.6	$664.9	$681.9	$712.4	$2,719.8
Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	$380.0	$389.5	$402.2	$413.8	$1,585.5
Initial public offering restricted stock awards	4.1	4.6	3.8	4.2	16.7
Reimbursable expenses	18.7	13.2	11.9	13.7	57.5
Other operating expenses	165.4	172.2	170.2	181.9	689.7
Selling, general and administrative expenses	35.8	37.6	42.2	44.4	160.0

Total operating expenses	$604.0	$617.1	$630.3	$658.0	$2,509.4

Operating income	56.6	47.8	51.6	54.4	210.4
Other expenses, net	(6.9)	(4.2)	(4.0)	(1.8)	(16.9)

Income before income taxes	$49.7	$43.6	$47.6	$52.6	$193.5
Provision for income taxes	20.4	17.9	19.5	21.5	79.3

Net income	$29.3	$25.7	$28.1	$31.1	$114.2
Earnings per share:
Basic	$0.25	$0.22	$0.24	$0.26	$0.97
Diluted	0.24	0.21	0.23	0.26	0.95
Weighted average shares:
Basic	117.9	118.0	118.0	118.6	118.1
Diluted	119.9	120.7	120.7	119.7	120.2

Please refer to the Hewitt Associates, Inc. Form 10-Q for details on the computations and assumptions for amounts presented on this schedule.

Hewitt Associates, Inc.

Pro Forma Combined Segment Information (Hewitt Associates, Inc. and Exult, Inc.)

Fiscal Quarters and Fiscal Year Ended September 30, 2004

Amounts in millions

(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2004
Outsourcing
Revenue before reimbursements (net revenues)	$465.0	$456.4	$471.3	$497.0	$1,889.7
Segment Income	83.3	67.4	68.7	83.9	303.3
Consulting
Revenue before reimbursements (net revenues)	$176.9	$195.3	$198.7	$201.7	$772.6
Segment Income	23.0	36.8	37.0	31.9	128.7

Total Company
Revenue before reimbursements (net revenues)	$641.9	$651.7	$670.0	$698.7	$2,662.3
Segment Income	106.3	104.2	105.7	115.8	432.0
Unallocated shared services costs	(45.6)	(51.8)	(50.3)	(57.2)	(204.9)
Initial Public Offering restricted stock awards	(4.1)	(4.6)	(3.8)	(4.2)	(16.7)

Operating Income	$56.6	$47.8	$51.6	$54.4	$210.4

Please refer to the Hewitt Associates, Inc. Form 10-Q for details on the computations and assumptions for amounts presented on this schedule.